UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2004

MOBILITY ELECTRONICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-30907	86-0843914
(Commission File Number)	(IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(480) 596-0061
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On October 29, 2004, Charles R. Mollo, President and Chief Executive Officer of Mobility Electronics, Inc. (the “Company”), and Timothy S. Jeffries, Executive Vice President and Chief Operating Officer of the Company, each entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934.

     Mr. Mollo’s plan provides for the sale of up to 371,911 shares of the Company’s common stock, subject to pricing and volume limitations set forth in the plan, and has a term of two years. Mr. Mollo has advised the Company that the proceeds from the sale of the shares will be used to fund the exercise price and tax withholding obligations resulting from the exercise of expiring stock options and to provide liquidity and diversification for his personal investment portfolio. Per the terms of the plan, Mr. Mollo will not sell more than 150,000 shares during any fiscal quarter. The total number of shares covered under this plan represent approximately 19% of Mr. Mollo’s beneficial ownership in the Company.

     Mr. Jeffries’ plan provides for the sale of up to 30,000 shares, subject to pricing limitations set forth in the plan, and gifting of a total of 12,000 shares of the Company’s common stock in annual increments of 2,400 shares over a five year period. Mr. Jeffries has advised the Company that the proceeds from the sale of the shares will be used to fund the exercise price from the exercise of stock options and to provide liquidity and diversification for his personal investment portfolio.

     Rule 10b5-1 allows corporate insiders to establish pre-arranged plans to sell a specified number of shares of the Company’s stock over a pre-determined period of time. Insiders may adopt such plans when they are not in possession of material, non-public information in order to minimize the market effect of stock sales by spreading them out over a greater period of time than would be available using the Company’s established “window” periods, to avoid concerns about initiating stock transactions while in possession of material non-public information and to gradually diversify their investment portfolios.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILITY ELECTRONICS, INC.
Dated: November 1, 2004	By:	/s/ Joan W. Brubacher
		Name:	Joan W. Brubacher
		Title:	Executive Vice President and Chief Financial Officer